NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS FOURTH QUARTER AND ANNUAL FISCAL 2012 RESULTS.  HIGHLIGHTS INCLUDE:

▪	COMPLETED $250 MILLION HIGH YIELD BOND OFFERING
▪	COMPLETED LIME FRESH MEXICAN GRILL® ACQUISITION
▪	CLOSED 23 UNDERPERFORMING RESTAURANTS
▪	GAINING TRACTION WITH TELEVISION ADVERTISING CAMPAIGN

MARYVILLE, TN – July 25, 2012 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal fourth quarter ended June 5, 2012.

Results for fourth quarter 2012 compared to fourth quarter 2011 include:
•	Same-restaurant sales decreased 4.6% at Company-owned Ruby Tuesday restaurants
•
Net loss of $5.8 million, or net income of $13.3 million excluding the following pre-tax expenses:  goodwill impairment costs of $16.9 million, debt prepayment penalties and deferred loan fee write-offs related to the high yield transaction of $4.8 million, retirement and severance costs of $4.4 million, restaurant closure costs of $3.8 million, and Lime Fresh Mexican Grill ® (“Lime Fresh”) deferred development fee write-off of $1.0 million.  This compares to prior-year net income of $13.9 million, or $16.3 million on an adjusted basis.  We have included a reconciliation of these items and the related earnings per share impact on the Investor Relations page of the Ruby Tuesday website:  www.rubytuesday.com.

•
Diluted loss per share of $0.09, or diluted earnings per share of $0.21 excluding the impact of the items noted above, compared to diluted earnings per share of $0.21 for the prior year, or $0.25 on an adjusted basis

Sandy Beall, Founder, Chairman, and CEO, commented on the quarterly results, saying, “Our same-restaurant sales for the fourth quarter were roughly in line with our expectations as we pared back our level of couponing while continuing to test our television marketing programs.  Our earnings performance for the quarter excluding the items noted above was

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slightly below our expectations primarily due to unfavorable year-end tax adjustments, higher health plan costs, and higher interest expense resulting from our high yield bond offering.  As of the beginning of fiscal 2013 our television marketing program has been implemented in all of our markets.  Since the system-wide rollout, and in tandem with our balanced promotional levels, sales trends have improved and we are now estimating first quarter same-restaurant sales to be up approximately 2%.  While the first quarter sales trends to date are encouraging, we still have much work ahead of us to fully stabilize our traffic patterns and consistently grow our sales in an environment that we believe will continue to be very promotional with heavy advertising levels by our primary competitors.”

Other highlights from our fourth quarter results include:
•	Total revenue increased 2.9% from the prior-year fourth quarter primarily due to the 53rd week in fiscal 2012, which increased total revenue by 6.4% during the quarter
•	Same-restaurant sales for domestic franchise restaurants decreased by 7.3%
•
Opened three Lime Fresh restaurants during the quarter and one subsequent to quarter end.  As of quarter end, we had 13 Company-owned Lime Fresh locations open, inclusive of the seven acquired, in addition to four franchised locations that were also part of the Lime Fresh acquisition.

•	Opened four Marlin & Ray’s seafood restaurant conversions during the quarter. We now have 11 Marlin & Ray’s locations open.
•
The Company permanently closed 26 restaurants, 23 of which (21 Ruby Tuesday and two Wok Hay) were part of the planned closures announced last quarter which are expected to increase EBITDA by $1.5-$2.0 million annually and slightly improve same-restaurant sales.  Additionally, the Company temporarily closed two restaurants which subsequently opened as Marlin & Ray’s in the fourth quarter.

•	Domestic and international franchisees opened one and closed seven Ruby Tuesday restaurants
•	Completed the Lime Fresh acquisition for $24 million
•	Closed on an 8-year, $250 million unsecured high yield bond offering and revolving credit facility amendment, resulting in a more flexible long-term capital structure
•	Closed sale leaseback transactions on nine restaurants during the quarter resulting in $19.9 million of gross proceeds, and subsequent to the end of the quarter, closed sale

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 leaseback transactions on an additional nine restaurants resulting in $20.2 million of gross proceeds.  To date, we have completed sale leaseback transactions on 19 restaurants, resulting in $42.5 million of gross proceeds.

•	Total capital expenditures were $8.9 million
•
Total book debt of $327 million compared to $344 million for the prior year, a decrease of $17 million.  Additionally, we had $48 million of cash on the balance sheet at quarter end compared to $9 million in the prior year.

Mr. Beall added, “As we enter the first quarter of this fiscal year, a key to improving traffic and sales at Ruby Tuesday is to have a balanced approach to television advertising and promotional activities.  Our marketing plan for fiscal 2013 is focused on providing television advertising in 100% of our markets for at least eight weeks every quarter leveraging a combination of network and local cable, with the remaining weeks being supported by promotional offers with an emphasis on higher-end direct mail campaigns.  Our television marketing efforts continue to promote our Fresh Endless Garden Bar and fresh-baked garlic cheese biscuits, both complimentary with over 20 entrees starting at $9.99, and we have plans to promote various limited time offers throughout the year.  The results from our television advertising campaign will take time to build, but quarter-to-date same-restaurant sales trends are very encouraging.

We continue to make good progress on controlling our costs and have increased our annualized savings, which are primarily in the areas of procurement, occupancy, and maintenance, by $5 million to an estimated range of $40-$45 million.  Approximately $8 million of these savings were realized in fiscal 2012 and the remaining $32-$37 million will be realized in fiscal 2013.  We plan to reinvest the majority of these total savings into our marketing programs.

We are very excited with our recent acquisition of Lime Fresh and believe its brand position offering a combination of the best of fast casual and casual dining has compelling growth potential for us, in particular given the low capital requirements and strong EBITDA margin potential this brand offers.  We have plans to add 12-16 new Lime Fresh restaurants in fiscal 2013.

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Finally, the completion of our $250 million bond offering provides us with a flexible, longer-term capital structure which we will leverage to execute on our long-term strategic plans.  Our new capital structure, coupled with our free cash flow, will enable us to pursue various options to create value for our shareholders and new bondholders.”

Fiscal Year 2012 Highlights

•
Total revenue increased 4.8% from the prior year, primarily due to a full-year run rate of the franchise partnership acquisitions and the 53rd week, partially offset by a same-restaurant sales decrease of 4.5% at Company-owned Ruby Tuesday restaurants

•	Same-restaurant sales decreased 5.7% at domestic franchise Ruby Tuesday restaurants
•
Net loss of $0.2 million, or net income of $25.9 million excluding the following pre-tax expenses:  goodwill impairment costs of $16.9 million, impairment and restaurant closure costs of $13.5 million, debt prepayment penalties and deferred loan fee write-offs related to our high yield transaction of $4.8 million, retirement and severance costs of $4.4 million, and Lime Fresh deferred development fee write-off of $1.0 million.  This compares to prior-year net income of $46.9 million, or $47.5 million on an adjusted basis.  We have included a reconciliation of these items and the related earnings per share impact on the Investor Relations page of the Ruby Tuesday website:  www.rubytuesday.com.

•
Diluted loss per share of $0.00, or diluted earnings per share of $0.41 excluding the impact of the items noted above, compared to diluted earnings per share of $0.72 for the prior year, or diluted earnings per share of $0.73 on an adjusted basis

•
The Company opened six Lime Fresh restaurants, converted 10 Ruby Tuesday restaurants to Marlin & Ray’s, and permanently closed 30 restaurants, 23 of which related to the planned closures that occurred in the fourth quarter

•
Domestic and international franchisees opened six new Ruby Tuesday restaurants and closed 24 restaurants, nine of which were related to the cancellation of our franchise agreement in India where we are currently seeking a new partner, and nine of which were at our domestic Midwest franchisee

•	Total capital expenditures were $38 million

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•	Generated $74 million in free cash flow, defined as cash flow from operations less capital expenditures

Fiscal Year 2013 Guidance

•	Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of flat to 2.0% for the year
•
Company-Owned Restaurant Development – We plan to open 12 to 16 Lime Fresh restaurants, convert five to seven Company-owned Ruby Tuesday restaurants to Marlin & Ray’s, open one newly-constructed Marlin & Ray’s, and close five to seven Company-owned restaurants (excluding conversions)

•
Franchise Restaurant Development – We estimate our franchisees will open eight to 10 restaurants, up to seven of which will be international, and close two to four restaurants, up to two of which will be international

•	Restaurant Operating Margins – Margins are anticipated to improve approximately 100-150 basis points due to cost savings initiatives coupled with fixed cost leverage on incremental sales
•	Depreciation – Estimated to be in the range of $62-$64 million
•
Selling, General, and Administrative Expenses – Excluding advertising expense, selling, general, and administrative expenses are estimated to decline by 6% to 10% primarily due to lower consulting fees and other cost savings initiatives.  Advertising expense is estimated to increase 55% to 65% primarily due to incremental television advertising expense which is largely funded by our cost savings initiatives.

•	Interest Expense – Estimated to be $24-$26 million
•	Tax Benefit – Based on our lower pre-tax income coupled with our employment-related tax credits, we anticipate a net tax benefit of $5 to $10 million for the year
•
Diluted Earnings Per Share – Diluted earnings per share for the year are estimated to be in the $0.20 to $0.30 range including the CEO pension expense and new CEO transition expenses.  Excluding the impact of these items, diluted earnings per share for the year are estimated to be in the $0.24 to $0.34 range.  Fully-diluted weighted average shares outstanding are estimated to be approximately 63-64 million for the year.

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•	Capital Expenditures for the year are estimated to be $44-$50 million
•
Free Cash Flow for the year is estimated to be $20-$30 million.  This range is unfavorable to the fiscal 2012 free cash flow of $74 million due to higher interest expense, CEO pension payout, higher capital expenditures, 53rd week impact, estimated lease reserve settlements from closed restaurants, changes in working capital, and slightly lower EBITDA.

In closing, Mr. Beall said, “We have started our new fiscal year with much excitement.  Although fiscal 2012 was a difficult year, we did make a number of key strategic decisions during the year which we plan to build upon in fiscal 2013 by focusing on the following:
•
Increasing same-restaurant sales at the Ruby Tuesday concept and continuing to identify costs savings to help fund our ramped-up television marketing program which is now more competitive with our peers

•	Gearing up growth of Lime Fresh, our high-quality fast casual brand
•	Growing our Marlin & Ray’s value-oriented seafood concept conversion brand
•	Maintaining a strong balance sheet and allocating capital appropriately to maximize returns

While we anticipate fiscal 2013 will be a continued challenging operating environment, we are very excited about the future of Ruby Tuesday and believe we have solid plans, good free cash flow, and a flexible long-term capital structure in place to grow our business in a low-risk manner to create good long-term value for our shareholders.”

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 12 foreign countries, and Guam.  As of June 5, 2012, we owned and operated 714 Ruby Tuesday restaurants and franchised 79 Ruby Tuesday restaurants, comprised of 36 domestic and 43 international restaurants.  Our Company-owned

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and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 4:30 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock repurchases, restaurant acquisitions, conversions of Company-owned restaurants to other dining concepts, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; our ability to successfully integrate acquired companies; our ability to complete our planned sale-leaseback transactions; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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Financial Results For the Fourth Quarter of Fiscal Year 2012
(Amounts in thousands except per share amounts)
(Unaudited)
	14 Weeks		13 Weeks			53 Weeks		52 Weeks
	Ended		Ended			Ended		Ended
	June 5,	Percent	May 31,	Percent	Percent	June 5,	Percent	May 31,	Percent	Percent
	2012	of Revenue	2011	of Revenue	Change	2012	of Revenue	2011	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 361,577	99.6	$ 351,270	99.5		$ 1,320,098	99.6	$ 1,258,015	99.4
Franchise revenue	1,634	0.4	1,692	0.5		5,738	0.4	7,147	0.6
Total revenue	363,211	100.0	352,962	100.0	2.9	1,325,836	100.0	1,265,162	100.0	4.8

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	98,299	27.2	103,243	29.4		380,520	28.8	365,653	29.1
Payroll and related costs	122,442	33.9	116,060	33.0		455,087	34.5	422,230	33.6
Other restaurant operating costs	72,749	20.1	70,120	20.0		270,132	20.5	256,632	20.4
Depreciation	16,358	4.5	16,540	4.7		65,297	4.9	62,878	5.0
(as a percent of Total revenue)
Selling, general and administrative, net	41,447	11.4	23,742	6.7		114,534	8.6	85,971	6.8
Closures and impairments	5,250	1.4	3,380	1.0		18,665	1.4	6,249	0.5
Goodwill impairment	16,919	4.7	0	0.0		16,919	1.3	0	0.0
Equity in losses of unconsolidated franchises	0	0.0	(75)	0.0		0	0.0	574	0.0
Total operating costs and expenses	373,464		333,010			1,321,154		1,200,187

(Loss)/Earnings before Interest and Taxes	(10,253)	(2.8)	19,952	5.7	(151.4)	4,682	0.4	64,975	5.1	(92.8)

Interest expense, net	7,827	2.2	4,220	1.2		19,620	1.5	12,353	1.0

Pre-tax (loss)/profit	(18,080)	(5.0)	15,732	4.5	(214.9)	(14,938)	(1.1)	52,622	4.2	(128.4)

(Benefit)/provision for income taxes	(12,264)	(3.4)	1,816	0.5		(14,750)	(1.1)	5,744	0.5

Net (Loss)/Income	$ (5,816)	(1.6)	$ 13,916	3.9	(141.8)	$ (188)	0.0	$ 46,878	3.7	(100.4)

(Loss)/Earnings Per Share:
Basic	$ (0.09)		$ 0.22		(140.9)	$ -		$ 0.73		(100.0)
Diluted	$ (0.09)		$ 0.21		(142.9)	$ -		$ 0.72		(100.0)

Shares:
Basic	62,666		64,246			62,916		64,029
Diluted	62,666		65,244			63,394		64,948

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2012
(Amounts in thousands)
(Unaudited)
	June 5,	May 31,
CONDENSED BALANCE SHEETS	2012	2011
Assets
Cash and Short-Term Investments	$48,184	$9,722
Accounts Receivable	4,700	7,531
Inventories	29,030	34,470
Income Tax Receivable	837	3,077
Deferred Income Taxes	27,134	14,429
Prepaid Rent and Other Expenses	13,670	12,797
Assets Held for Sale	4,713	1,340

Total Current Assets	128,268	83,366

Property and Equipment, Net	966,605	1,031,151
Goodwill	7,989	15,571
Other Assets	70,675	56,938

Total Assets	$1,173,537	$1,187,026

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$12,454	$15,090
Other Current Liabilities	119,770	104,234
Long-Term Debt, including Capital Leases	314,209	329,184
Deferred Income Taxes	37,567	42,923
Deferred Escalating Minimum Rents	45,259	44,291
Other Deferred Liabilities	68,054	59,591

Total Liabilities	597,313	595,313

Shareholders' Equity	576,224	591,713

Total Liabilities and
Shareholders' Equity	$1,173,537	$1,187,026